Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Numbers 33-57687, 333-63738, 333-116367, 333-138209, 333-155570, 333-166639, 333-199301 and 333-217739 on Form S-8 and related prospectuses of Atmos Energy Corporation of our report dated June 22, 2018, with respect to the statements of net assets available for benefits of the Atmos Energy Corporation Retirement Savings Plan and Trust as of December 31, 2017 and 2016, the related statement of changes in net assets available for benefits for the year ended December 31, 2017, and the related supplemental schedule of Schedule H, line 4i- Schedule of Assets (Held at End of Year) as of December 31, 2017, which report appears in the December 31, 2017 annual report on Form 11-K of the Atmos Energy Corporation Retirement Savings Plan and Trust.

Dallas, Texas
June 22, 2018